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                                                                    Exhibit 12.1




                 STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Dollars in Thousands)


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

                                                      Predecessor                                     Company
                                             -------------------------              ---------------------------------------------
                                             Year Ended                Period                           Year Ended December 31,
                                                               ----------------------       -------------------------------------
                                             December 31,      1/1/93 -     8/11/93 -
                                                 1992          8/10/93       12/31/93         1994           1995           1996
                                             -----------       --------     ---------         ----           ----           ----

Net income (loss)                              $ 2,343         $1,405        ($3,109)       $ 2,922       ($ 2,074)       $ 7,421

Income tax                                          93             43         (1,559)         1,798            836          8,492
Interest expense                                 7,626          4,432          3,254          8,255         14,923         17,870
Amortization of deferred debt cost               1,106            676            239            629            872          1,056
Estimated interest component
     of operating leases                           369            221            115            323            734          1,058
                                               -------         ------         ------        -------        -------        -------

Adjusted net income (loss)                     $11,537         $6,777        ($1,060)       $13,927        $15,291        $35,897
                                               -------         ------         ------        -------        -------        -------
                                               -------         ------         ------        -------        -------        -------

Fixed charges

Interest expense                               $ 7,626         $4,432         $3,254        $ 8,255        $14,923        $17,870
Amortization of deferred debt cost               1,106            676            239            629            872          1,056
Estimated interest component
     of operating leases                           369            221            115            323            734          1,058
                                               -------         ------         ------        -------        -------        -------

Total                                          $ 9,101         $5,329         $3,608        $ 9,207        $16,529        $19,984
                                               -------         ------         ------        -------        -------        -------
                                               -------         ------         ------        -------        -------        -------

Ratio of earnings to fixed charges                 1.3            1.3                           1.5                           1.8

Deficiency                                                                    $4,668                       $ 1,238

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